Exhibit 4.1

                          FOURTH AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                       HEALTH SYSTEMS INTERNATIONAL, INC.

                    Health Systems International, Inc., a
          corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                    1.  The name of the corporation is Health
          Systems International, Inc.  Health Systems
          International, Inc. was originally incorporated under the name of HN Management Holdings, Inc., and the original Certificate of Incorporation was filed with the Delaware Secretary of State on June 7, 1990.

                    2. The First Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on July 19, 1991.

                    3. The Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on January 15, 1992.

                    4. The Third Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on January 28, 1994.

                    5.  Pursuant to Sections 242 and 245 of the
          General Corporation Law of the State of Delaware, this Fourth Amended and Restated Certificate of Incorporation amends and restates the provisions of the Third Amended and Restated Certificate of Incorporation of the corporation.

                    6. Attached hereto as Exhibit A is a copy of the Certificate of Designation as filed with the Delaware Secretary of State on July 31, 1996 which shall remain in full force and effect following the filing of the Fourth Amended and Restated Certificate of Incorporation as follows.

                    7.  The text of the Certificate of
          Incorporation is hereby amended and restated to read in its entirety as follows:

                                  ARTICLE I

                                     NAME

               The name of the corporation (hereinafter called the "Corporation") is Foundation Health Systems, Inc.

                                  ARTICLE II

                               PRINCIPAL OFFICE

               The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation's registered agent is The Corporation Trust Company.

                                 ARTICLE III

                                   PURPOSE

               The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General
          Corporation Law of the State of Delaware.

                                  ARTICLE IV

                           AUTHORIZED CAPITAL STOCK

               SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Ninety Million (390,000,000) shares as follows: (a) Three Hundred Fifty Million (350,000,000) shares of Class A Common Stock, $.001 par value per share ("Class A Common Stock"), (b) Thirty Million (30,000,000) shares of Class B Convertible Common Stock, $.001 par value per share ("Class B Common Stock") and (c) Ten Million (10,000,000) shares of Preferred Stock, $.001 par value per share ("Preferred Stock").

               SECTION 2.  The designations, preferences,
          qualifications, privileges, limitations and restrictions of the classes of stock of the Corporation and the express grant of authority to the Board of Directors of the Corporation (the "Board of Directors") to fix by resolution the designations, preferences, qualifications, privileges, limitations, and restrictions relating to the classes of stock of the Corporation which are not fixed by this Certificate of Incorporation are as follows:

                             CLASS A COMMON STOCK

          A.     DIVIDENDS.

               Subject to any other provisions of this Certificate of Incorporation, as amended from time to time, holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon from time to time by the Board of Directors out of assets or funds of the Corporation legally available therefor.

          B.     VOTING.

               (i) At every meeting of the stockholders, every holder of Class A Common Stock shall be entitled to one
          (1) vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the transfer books of the Corporation.

               (ii) The provisions of this Article IV of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded, in whole or in part, without the affirmative vote of the holders of a majority of the shares of Class A Common Stock.

                             CLASS B COMMON STOCK

          C.     DIVIDENDS.

               Subject to any other provisions of this Certificate of Incorporation, as amended from time to time, holders of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, common stock or property of the Corporation as may be declared on the Class A Common Stock from time to time by the Board of Directors out of the assets or funds of the Corporation legally available therefor.

          D.     VOTING.

               (i) The holders of Class B Common Stock shall have no right to vote on any matters to be voted on by the stockholders of the Corporation (including, without limitation, any election or removal of the directors of the Corporation), and the Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on such matters. No amendment, modification or waiver of any provision of this portion of Article IV titled Class B Common Stock or any provision of this Certificate of Incorporation applicable to or affecting the rights of the Class B Common Stock (or the number required to approve such amendment, modification or waiver) will be effective without the prior written consent of the holders of a majority of shares of Class B Common Stock at the time outstanding. No amendment, modification or waiver of any provision of this portion of Article IV titled Class B Common Stock will extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege under this portion of Article IV titled Class B Common Stock will act as a waiver, amendment or modification of any provision of this portion of Article IV entitled Class B Common Stock.

               (ii) Upon the occurrence of an Adjustment Event (as defined below), the holders of Class B Common Stock shall, voting as a class, be entitled to elect a number of members of the Board of Directors equal to the number of members of the Board of Directors then serving plus one (1). The remaining members of the Board of Directors shall be elected separately by the holders of Class A Common Stock. At such time as all Adjustment Events which gave rise to the exercise of voting rights provided for in this paragraph shall have been cured and no other Adjustment Event shall have occurred and remain uncured, the contingent rights of the holders of the Class B Common Stock shall cease, subject to renewal from time to time upon the same terms and conditions.

               (iii) At any time after the voting power to elect members of the Board of Directors shall have become vested in the holders of the Class B Common Stock as provided above, the President or any Executive Vice President of the Corporation may, and upon the request of the record holders of Class B Common Stock shall, call a special meeting of the holders of Class A Common Stock and Class B Common Stock and such other classes of the Corporation's stock as shall then have the right to vote for the election of directors, to be held at the place and upon the notice provided in the By-laws of the Corporation for the holding of meetings of the stockholders. If the meeting shall not be so called within ten (10) days after personal service of the request, or within fifteen (15) days after mailing of the request by registered mail within the United States of America, then the record holders of the Class B Common Stock may call the meeting, and may call for the meeting at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation.

               (iv) When the limited rights of the holders of Class B Common Stock to vote as provided above have ceased, the term of office of the persons elected by it as directors pursuant thereto as a result of an Adjustment Event shall terminate and the vacancies may (but need not) be filled by the remaining members of the Board of Directors.

               (v) The term "Adjustment Event" shall mean any one or more of the following events, which shall be deemed to have occurred ninety (90) days after the date on which the holders of Class B Common Stock give notice in writing ("Notice") to the Corporation of the Adjustment
          Event:

                    (1)  There shall have occurred an Event of
          Default (as defined below) under that certain Nonnegotiable Senior Secured Promissory Note by Health Net, a California corporation ("Health Net"), in the original principal amount of One Hundred Fifty Million Dollars ($150,000,000).

                    (2)  There shall have occurred an Event of
          Default (as defined below) under that certain
          Nonnegotiable Subordinated Secured Promissory Note by
          Health Net, in the original principal amount of Seventy-five Million Dollars ($75,000,000).

                    (3)  There shall have occurred an Event of
          Default (as defined below) under that certain Senior Security Agreement dated as of January 28, 1992, by and between The California Wellness Foundation, a California nonprofit public benefit corporation (the "Foundation"), and Health Net.

                    (4)  There shall have occurred an Event of
          Default (as defined below) under that certain
          Subordinated Security Agreement dated as of January 28,
          1992, by and between the Foundation and Health Net.

                    (5)  There shall have occurred an Event of
          Default (as defined below) under that certain Cash Pledge Agreement dated as of January 28, 1992, by and between the Foundation and Health Net.

                    (6)  There shall have occurred an Event of
          Default (as defined below) under that certain Sinking
          Fund Agreement dated as of January 28, 1992, by and between the Foundation and Health Net.

                    The term "Event of Default" as used above shall have the meaning ascribed to it in the document listed in subsections D(v)(1)-(6) above.

          E.     CONVERSION.

               (i) Upon the transfer of any whole number of all of the shares of Class B Common Stock to a third party affiliated with the original owner, the transferred shares of Class B Common Stock shall convert into fully paid and nonnegotiable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock so converted. The conversion shall be effected at the time the holders of Class B Common Stock surrender such holders' certificate or certificates for Class B Common Stock to be transferred, duly endorsed, at the office of the Corporation or any transfer agent for Class B Common Stock. Promptly thereafter, the Corporation shall issue and deliver to the assignee, a certificate or certificates for the number of shares of Class A Common Stock to which the assignee shall be entitled as aforesaid. The conversion shall be deemed to have been made at the close of business on the date of the surrender and the person or persons entitled to receive shares of Class A Common Stock issuable on the conversion shall be treated for all purposes as the record holder or holders of the shares of Class A Common Stock on that date.

               (ii) The Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the outstanding Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect a conversion of all shares of Class B Common Stock, and if, at any time, the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect conversion of the then outstanding Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase the number of authorized and unissued shares of Class A Common Stock to such number as shall be sufficient for such purposes.

          F.     REDEMPTION.

               The Corporation shall have the right to redeem the Class B Common Stock in accordance with that certain Amended Foundation Shareholder Agreement (the "Agreement") dated as of January 28, 1992, by and among the Corporation, the Foundation and the holders of Class A Common Stock listed on Schedule 1 to the Agreement; a copy of the Agreement is available for inspection at the Corporation's principal place of business.

          G.     ADJUSTMENTS.

               The initial number of shares of Class A Common Stock into which shares of Class B Common Stock are convertible shall be subject to adjustment from time to time, after the date hereof, in case the Corporation shall:

               (i) Pay a dividend in, or make a distribution of, shares of Class A Common Stock;

               (ii)  Subdivide its outstanding shares of Class A
          Common Stock into a greater number of such shares;

               (iii)  Combine its outstanding shares of Class A
          Common Stock into a smaller number of such shares; or

               (iv) Consolidate or merge with or into another corporation (other than a consolidation or merger which does not result in any reclassification or change of the Class A Common Stock), or sell or convey all or substantially all of the Corporation's assets as an entirety to another corporation.

          The total number of shares of Class A Common Stock and the number of shares of capital stock convertible into Class A Common Stock shall be adjusted so that the holder of Class B Common Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock which it would have owned or have been entitled to receive immediately following the happening of any of the events described above had such Class B Common Stock been converted immediately following the happening of such event. An adjustment made pursuant to this Section shall, in the case of a stock dividend or distribution, become effective as of the record date therefor and, in the case of a subdivision, combination, grant, conveyance or merger, be made as of the effective date thereof.

                               PREFERRED STOCK

               The Board of Directors is authorized to provide, by resolution, for the issuance of one or more series of Preferred Stock out of the unissued shares of Preferred Stock. Except as may be required by law, the shares in any series of Preferred Stock or any shares of stock of any other class need not be identical to any other series of Preferred Stock or any other class. Before any shares of Preferred Stock of any series are issued, the Board of Directors shall fix, and is hereby expressly empowered to fix, by resolution, the following provisions regarding such shares:

               (i) The designations of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

               (ii) Whether the shares of such series shall have voting rights, and, if so, the terms of the voting right, which may be general or limited;

               (iii) The dividends, if any, payable on the Series, whether any dividends shall be cumulative, and, if so, from what dates; the conditions and dates upon which the dividends shall be payable; the preference or relation which the dividends shall bear to the dividends payable on any shares of stock of any other series of Preferred Stock;

               (iv) Whether the shares of the series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of the redemption;

               (v) The amount or amounts payable upon shares of the series, and the rights of the holders of such series in the event of voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

               (vi) Whether the shares of the series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which such retirement or sinking fund shall be applied to the purchase or redemption of the shares of the series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

               (vii) Whether the shares of the series shall be convertible into, or exchangeable for, shares of Class A Common Stock or any other series of Preferred Stock or any other securities (whether or not issued by the Corporation), and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

               (viii) The limitations and restrictions, if any, to be effective upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, Class A Common Stock, Class B Common Stock or shares of stock of any other class or any other series of Preferred Stock;

               (ix) The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock, including additional shares of the series or any other series of Preferred Stock or any other class of stock;

               (x) The ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

               (xi) Any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of this Certificate of Incorporation, to the full extent permitted in accordance with the laws of the State of Delaware.

               The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

                                  ARTICLE V

                      COMPOSITION OF BOARD OF DIRECTORS
                           AND STOCKHOLDER MEETINGS

               The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

               SECTION 1.  The business and affairs of the
          Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than twenty directors, the exact number of directors to be determined in accordance with the By-laws of the Corporation. The directors shall be divided into three classes, designated Class I, Class II and Class
          III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of stockholders beginning in 1994, successors to the class of directors whose term expires at that annual meeting shall be elected for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

               SECTION 2. Subject to the rights of holders of any series of Preferred Stock then outstanding or any other securities of the Corporation (including Class B Common Stock pursuant to Section 2(D) of Article IV hereof), any vacancy on the Board of Directors that results from an increase in the number of directors (subject to Section 1 of this Article V) may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

               SECTION 3. Subject to the rights of holders of any series of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed only for cause by an affirmative vote of the holders of sixty-six and two-thirds percent (66 %) of the then outstanding shares of Voting Stock (as defined in Article VIII); provided, however, that if a proposal to remove a director for cause is made by or on behalf of an Interested Stockholder (as defined in Article VIII) or a director affiliated with an Interested Stockholder, then such removal shall require the affirmative vote of the holders of a majority of the Disinterested Shares. For purposes of this Section 3, "Disinterested Shares" means, as to any Interested Stockholder, shares of Voting Stock held by stockholders other than such Interested Stockholder. For purposes of this Section 3, "cause" shall mean the willful and continuous failure of a director substantially to perform his or her duties to the Corporation (other than a failure resulting from incapacity because of physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

               SECTION 4. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation or of any other securities of the Corporation (including Class B Common Stock pursuant to Section 2(D) of Article IV hereof) shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

               SECTION 5.  Election of directors need not be by
          ballot unless the By-laws so provide.

               SECTION 6.  In addition to the powers and
          authorities hereinabove or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all powers and do all acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the Board of Directors which would have been valid if that by-law had not been made.

               SECTION 7. The Board of Directors shall have the concurrent power with the stockholders to make, alter, amend, change, add to or repeal (collectively referred to as a "Change") the By-laws of the Corporation; provided that any Change of the By-laws must be approved either by
          (i) seventy-five percent (75%) of the authorized number of directors and, if one or more Interested Stockholder exists, by a majority of the directors who are Continuing Directors (as defined in Article VIII), or (ii) the affirmative vote of the holders of not less than eighty percent (80%) of the then outstanding shares of Voting Stock and, if the Change is proposed by or on behalf of an Interested Stockholder or a director affiliated with an Interested Stockholder, by the affirmative vote of the holders of a majority of the Disinterested Shares.

               SECTION 8.  No action required or permitted to be
          taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting of such stockholders.

               SECTION 9. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board, or by a majority of the members of the Board of Directors; provided, however, that where a proposal requiring stockholder approval is made by or on behalf of an Interested Stockholder or director affiliated with an Interested Stockholder, or where an Interested Stockholder otherwise seeks action requiring stockholder approval, then the affirmative vote of a majority of the Continuing Directors shall also be required to call a special meeting of stockholders for the purpose of considering such proposal or obtaining such approval. Such special meeting may not be called by any other person or persons or in any other manner.

                                  ARTICLE VI

                               INDEMNIFICATION

               SECTION 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Corporation, against expenses (including but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware, and any other applicable law, as from time to time in effect. To the maximum extent permitted by law, the Corporation shall advance expenses (including attorneys' fees) incurred by such person indemnified hereunder in defending any civil, criminal, administrative or investigative action, suit or proceeding upon an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such rights of indemnification and advancement of expenses shall not be deemed to be exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this
          Section 1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Section 1 and the relevant provisions of the General Corporation Law of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing, with respect to any state of facts then or theretofore existing, or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

               SECTION 2. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions.

                                 ARTICLE VII

                    LIABILITY FOR BREACH OF FIDUCIARY DUTY

               No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by the director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
          (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of a director occurring prior to such amendment.

                                 ARTICLE VIII

                            BUSINESS COMBINATIONS

               SECTION 1. In addition to any affirmative vote required by law or this Certificate of Incorporation or the By-laws of the Corporation, and except as otherwise expressly provided in Section 2 of this Article VIII, a Business Combination (as defined below) with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate (as defined below) or Associate (as defined below) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by the Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

               SECTION 2.  The provisions of Section 1 of this
          Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the By-laws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following paragraph (a) or (b) are met, or in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as defined below), if the conditions specified in the following paragraph (a) are met:

               (a) The Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors.

               (b) All of the following conditions shall have been met:

                    (i) The aggregate amount of cash and the Fair Market Value (as defined below), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock (as defined below) in such Business Combination shall be at least equal to the highest amount determined under clauses (A) and (B) below.

                         (A)  (if applicable) the highest per share
                    price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Class A Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Class A Common Stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, subdivision or reclassification with respect to the Class A Common Stock; and

                         (B)  The Fair Market Value per share of
                    the Class A Common Stock on the Announcement
                    Date or on the date on which the Interested
                    Stockholder became an Interested Stockholder
                    (the "Determination Date"), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock.

                    (ii) The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses
               (A), (B) and (C) below:

                         (A)  (if applicable) the highest per share
                    price (including any brokerage commission, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                         (B)  The Fair Market Value per share of
                    such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

                         (C)  (if applicable) the highest
                    preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

                    The provisions of this paragraph (b) shall be
               required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

                    (iii)  The consideration to be received by
               holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously issued by the Interested Stockholder.

                    (iv) After the Determination Date or prior to the consummation of such Business Combination, (A) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (B) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock) except as approved by a majority of the Continuing Directors; (C) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (D) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving the effect thereto, would not result in any increase in the Interested Stockholder's percentage beneficial ownership of any class or series of Capital Stock.

                    (v)  After the Determination Date, such
               Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                    (vi)  A proxy or information statement
               describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") (or any subsequent provisions replacing such Exchange Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or unfairness) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

                    (vii)  Such Interested Stockholder shall not
               have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

               SECTION 3.  The following definitions shall apply
          with respect to this Article VIII:

               (a)  The term "Business Combination" shall mean:

                    (i)  any merger or consolidation of the
               Corporation or any Subsidiary (as defined below) with (x) any Interested Stockholder or (y) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

                    (ii)  any sale, lease, exchange, mortgage,
               pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which, together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $10,000,000 or more or constitutes more than five percent (5%) of the book value of the total assets (in the case of transactions involving assets or commitments other than Capital Stock) or five percent (5%) of the stockholders' equity (in the case of transactions in Capital Stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; or

                    (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or for any amendment to the Corporation's By-laws or to this Certificate of Incorporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                    (iv)  any reclassification of securities
               (including any reverse stock split), or
               recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                    (v)  any agreement, contract or other
               arrangement providing for any one or more of the actions specified in the foregoing clauses (i) to
               (iv).

               (b) The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article IV of this Certificate of Incorporation. The term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally. The term "Common Stock" shall mean collectively the Class A Common Stock, the Class B Common Stock and any other classes of common stock of the Corporation as may be issued from time to time under
          Article IV of this Certificate of Incorporation.

               (c) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

               (d) The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity or the Co-Presidents of the Corporation on the date of the filing of this Certificate of Incorporation) who (i) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (ii) is an Affiliate or Associate (other than the Co-Presidents of the Corporation on the date of the filing of this Certificate of Incorporation) of the Corporation and at any time within the two year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

               (e) A person shall be a "beneficial owner" of any Capital Stock (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates has, directly or indirectly,
          (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to an agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
          (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (d) of this
          Section 3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph (e) of Section 3 but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

               (f) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

               (g) The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (d) of this Section 3, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

               (h) The term "Continuing Director" means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that an Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

               (i) "Fair Market Value" means (i) in the case of cash, the amount of such cash; (ii) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (iii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

               (j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs
          (b)(i) and (b)(ii) of Section 2 of this Article VIII shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

               SECTION 4. A majority of the Continuing Directors shall have the power and duty to determine for the purpose of this Article VIII, on the basis of information known to them after reasonable inquiry, all questions arising under this Article VIII, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Capital Stock or other securities beneficially owned by any person,
          (iii) whether a person is an Affiliate or Associate of another, (iv) whether a Proposed Action (as defined below) is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, (v) whether the assets that are the subject of any Business Combination have or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregated Fair Market Value of Ten Million Dollars ($10,000,000) or more and (vi) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

               SECTION 5.  Nothing contained in this Article VIII
          shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

               SECTION 6. The fact that any Business Combination complies with the provisions of Section 2 of this Article VIII shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions and responses taken with respect to, such Business Combination.

               SECTION 7. For purposes of this Article VIII, a Business Combination or any proposal to amend, repeal or adopt any provision of this Certificate of Incorporation inconsistent with this Article VIII (collectively, "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if (i) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any director of the Corporation who, with respect to such Interested Stockholder, would not qualify to serve as a Continuing Director or (ii) such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Stockholder, Affiliate, Associate or person, a majority of the Continuing Directors makes a good-faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

               SECTION 8. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-law of the Corporation), the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this
          Article VIII; provided, however, that this Section 8 shall not apply to, and such eighty percent (80%) vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section 3, paragraph (h), of this Article VIII.

                                  ARTICLE IX

                              BOOKS AND RECORDS

               The books and records of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

                                  ARTICLE X

                 RIGHT TO AMEND CERTIFICATE OF INCORPORATION

               The Corporation reserves the right to Change (as defined in Article V) any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that subject to the powers and rights provided for herein with respect to Preferred Stock issued by the Corporation, if any, but notwithstanding anything else contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of the Voting Stock (as defined in Article VIII), voting together as a single class, shall be required to Change
          Article V, Article VI, Article VII, Article VIII, or this
          Article X.


                    IN WITNESS WHEREOF,  Health Systems
          International, Inc. has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by Jay
          M. Gellert, its President and Chief Operating Officer, and attested to by B. Curtis Westen, its Senior Vice
          President, General Counsel and Secretary, this   th day
          of February, 1997.

                                   HEALTH SYSTEMS INTERNATIONAL, INC.
                                   a Delaware corporation

                                   By: ___________________________
                                        Jay M. Gellert
                                        President and Chief
          Operating Officer

          ATTEST:

          By _________________________________
               B. Curtis Westen, Esq.
               Senior Vice President, General Counsel
               and Secretary